Exclusive Purchase Option Agreement

EXCLUSIVE PURCHAE OPTION AGREEMENT

by and among

ANHANTE (BEIJING) MEDICAL TECHNOLOGY CO., LTD.

SHANGHAI ATRIP MEDICAL TECHNOLOGY CO., LTD.,

and

SHAREHOLDERS THERETO

April 14, 2008

Exclusive Purchase Option Agreement

EXCLUSIVE PURCHASE OPTION AGREEMENT

This Exclusive Option Purchase Agreement (the “Agreement”) is entered into on April 14, 2008 by and among the following parties in Shanghai, the People’s Republic of China.

(1) Anhante (Beijing) Medical Technology Co., Ltd. (“Party A”)

Registered Address: Suite1708E-3, Floor 17, Qingyun Dangdai Palaze, No. 9
Building, Manting Fangyuan Community, Qingyunli, Haidian District, Beijing.
Legal representative: Chen Zhong

(2) Shanghai Atrip Medical Technology Co., Ltd. (“Party B”)

Registered Address: Suite 1440-6B, Hongqian Road, Changning District, Shanghai;
Legal representative: Chen Zhong

(3) The Individual Shareholders of Party B (collectively called “Individual Shareholders”)

Name of the Shareholders	Percentage Ownership in Registered Capital (%)	ID Card No.	Contact Address
Chen Zhong	93.9	310106196809272814	Room 202, No.60 of Nong 362, Taixing Road, Shanghai
Yang Fang	4.25	320504197607243041	Room401, Building 10, Lingtang Xin Cun, Suzhou, Jiangsu Province.

(4) Shanghai Health Industry Development Center, the shareholder of Shanghai Atrip Medical Technology Co., Ltd. (“Industry Center”)

Registered Address: Floor 7, No.638 of Yishan Road, Shanghai, PRC
Legal representative: Huang Qincai

Party A, Party B, Shareholders of Party B and Industry Center are hereinafter from time to time, collectively, referred to as the “Parties”, and each of them is hereinafter from time to time referred to as a “Party”; the individual shareholders are hereinafter from time to time, collectively, referred to as the “Individual Shareholders” and each of them is hereinafter from time to time referred to as a “Individual Shareholder”. The equity interests in Party B held by the Individual Shareholders now existing or hereafter acquired is hereinafter from time to time referred to as the “Equity Interests” or “Equity”.

Exclusive Purchase Option Agreement

WHEREAS:

1.
Party A, as a wholly foreign-owned enterprise, is incorporated under the laws of the People’s Republic of China (the “PRC”), and engages in developing the application of clinical laboratories technologies, and providing technical consultancy, services, and transfer;

2.
Party B, as a domestic limited liability company, incorporated under PRC laws in Shanghai, is licensed by Administrative Departments for Industry and Commerce, Shanghai Changning District Branch and engage in the business of Technology development, transfer, consulting and services of medical appliance, chemical industry, electron and machinery, distributing medical appliance (reference to the license), chemical products (excluding the dangerous), mechanical and electronic equipments, textiles (If any license needed, applying to the license);

3.	As of the date of this Agreement, the percentage ownership of the Equity Interests in Party B held by each of the Individual Shareholders shall be set forth as described above;

4.	As the shareholder of Party B, Industry Center holds 1.85% of equity interests in Party B;

5.
To secure the performance of the obligations assumed by Party B and the Individual Shareholders under this Agreement, the Individual Shareholders agree to pledge all their equities in Party B to Party A, and have executed Equity Pledge Agreement on April14, 2008 with respect thereto.

NOW, THEREFORE, the Parties through mutual negotiations hereby enter into this Agreement in respect of the exclusive purchase option right:

1.	THE GRANT AND EXERCISE OF PURCHASE OPTION

1.1
Each Individual Shareholder hereby irrevocably grants Party A an exclusive purchase right at any time, or its designated any third party to purchase all or part of such Individual Shareholder’s Equity Interests in Party B, provided permitted under the PRC laws and regulations, and Party B and Industry Center agree to such grant by such Individual Shareholder to Party A. Apart from Party A or any third party designated by it, no other person shall have the right to purchase such Equity Interests. Each of the Individual Shareholders shall transfer its Equity Interests in Party B to Party A in accordance with its percentage ownership of such Equity Interests provided that Party A selects to purchase proportion of such Individual Shareholder’s Equity Interests.

1.2
Party B hereby irrevocably grants to Party A an exclusive purchase option, at any time to acquire all or a portion of the Individual Shareholders’ Equity Interests, or all or substantial part of Party B’s assets, provided permitted under the PRC laws and regulations and the Individual Shareholders and Industry Center agree to such grant by Party B to Party A.

Exclusive Purchase Option Agreement

1.3	For the purpose of this Agreement, a “third party” or a “person” may be a natural person, company, partnership, enterprise, trust agency or other non-corporate entity.

1.4
To the extent permitted under the PRC laws and regulations, Party A shall determine, at any time and at its own option, to exercise such exclusive right to (i) purchase the Equity Interests as provided in Section 1.1 by written notice to the applicable Individual Shareholder(s) specifying the amount of equity to be purchased (hereinafter referred to as “Equity Transfer”); or (ii) purchase all or substantially all of Party B’s assets as provided in Section 1.2 (hereinafter referred to as “Assets Transfer”) by written notice to Party B (the "Exercise Notice").

1.5
Within thirty (30) days of the receipt of the Exercise Notice, the applicable Individual Shareholder(s) and Party B shall execute a share/asset transfer agreement and other documents (collectively, the "Transfer Documents") necessary to effect the respective transfer of equity or assets to Party A (or any eligible party designated by Party A), and shall unconditionally assist Party A to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the Equity or Assets Transfer.

1.6
Unless otherwise required under the PRC laws and regulations, the transaction price for the Equity Transfer or the Assets Transfer hereunder, as applicable, shall be the lowest price permitted under the PRC laws and regulations.

1.7
The consideration after tax payment (the “Consideration of Equity Transfer”) obtained by the Individual Shareholders from Equity Transfer in Party B hereunder shall be used to discharge Party B from the repayment of the loan (the “Loan”) under the loan agreement (the “Loan Agreement”) dated as of April 14, 2008, signed by and among, Party A, Party B and the Individual Shareholders;

The consideration after tax payment (the “Consideration of Assets Transfer”) by Party B, if as applicable, from Assets Transfer in Party B hereunder shall be used to repay the Loan under the Loan Agreement;

And if the Consideration of Equity Transfer or Assets Transfer is higher than the total principal under the Loan Agreement due to the requirement by the then applicable law or any other reasons, the excess shall be deemed as loan interest and/or utilizing fees of the Loan to the largest extent being permitted by PRC Laws, and be paid to Party A by Party B together with loan principal.

2.	REPRESENTATIONS AND WARRANTIES

2.1
Each Party hereto represents to the other Parties that: (1) it has all necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and (2) the execution or performance of this Agreement shall not violate or conflict with the terms of any other contracts or agreements to which it is a party.

Exclusive Purchase Option Agreement

2.2
Each Individual Shareholder hereby represents to Party A that: (1) such Individual Shareholder is the legally registered Individual Shareholder of party B, and Yang Fang has paid full amount of registered capital in Party B as required in accordance with the PRC laws and regulations and articles of associations of Party B; (2)Except for the Equity Pledge Agreement executed among the Parties, such Individual Shareholder has not created any other mortgage, pledge, secured interests or other form of debt liabilities over the Equity Interests held by such Individual Shareholder; and (3) such Individual Shareholder has not transfer to any third party (and entered into any agreement in respect of) such Equity Interests.

2.3
Whereas the Individual Shareholder, Mr. Chen Zhong has not paid its capital contribution of RMB 2,565,000 (which shall be paid before April, 2008), it hereby warrant to Party A that he will make full capital contribution in time in accordance with the provisions of articles of association of Party B .

2.4
Party B hereto represents to Party A that: (1) it is a limited liability company duly registered and validly existing under the PRC laws and regulations; and (2) its business operations are in compliance with applicable laws and regulations of the PRC in all material respects.

2.5
Industry Center warrants and undertakes to Party A that (1) as the shareholder of Party B, unless otherwise obtaining the prior written consent from Party A, it shall not sell, transfer its equity in Party B, or set pledge or other forms of encumbrances on such equity within the term of this Agreement;(2) in the event of any exercise of exclusive purchase option right by Party A hereunder for purchasing part or all of Equities held by Individual Shareholders, it shall waive its pre-emptive right on the Equity sold by Individual Shareholders irrespective of the condition and price of such exercise; (3) in the event of any exercise of exclusive purchase option right by Party A hereunder for purchasing the assets in Party B, it shall agree and not hinder the exercise of purchase right by Party A hereunder.

3.	OBLIGATIONS OF PARTY B AND INDIVIDUAL SHAREHOLDERS

The Parties further agree as follows:

3.1	Before Party A has acquired all the equity/assets of Party B by exercising the purchase option provided hereunder, Party B:

a.
without Party A’s prior written consent, shall not supplement or amend the articles of association or rules of Party B, its wholly-owned and holding subsidiaries (including the company whose equity has consigned to Party B) in any manner, nor shall it increase or decrease the registered capital or change the shareholding structure of aforesaid entities in any manner;

Exclusive Purchase Option Agreement

b.	shall prudently and effectively maintain its business operations according to good financial and business standards so as to maintain or increase the value of its assets;

c.
shall not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in its assets or incomes, nor shall it encumber its assets and income in any way that would affect Party A’s security interests unless as required necessary for the business operation of Party B or upon prior written consent by Party A ;

d.	shall not incur or succeed to any debts or liabilities without Party A’s prior written consent;

e.	without Party A’s prior written consent, shall not enter into any material contract (exceeding RMB 5,000,000 in value);

f.	without Party A’s prior written consent, shall not provide any loans or guaranty to any third party;

g.	at Party A’s request, it shall provide Party A with all information regarding Party B’s business operation and financial condition;

h.
shall purchase insurance from insurance companies acceptable to Party B in such amounts and of such kinds as are customary in the region among companies doing similar business and having similar assets;

i.	without Party A’s prior written consent, shall not acquire or consolidate with any third party, nor shall they invest in any third party;

j.
shall promptly notify Party A of any pending or threatened lawsuit, arbitration or administrative dispute which involve Party B’s assets, business or incomes, and take positive measures against aforesaid lawsuits, arbitrations or administrative dispute;

k.	without Party A’s prior written consent, shall not distribute any dividends to the shareholders in any manner;

l.	without Party A’s prior written consent, shall not commit any act or omission that would materially affect Party B’s assets, business or liabilities;

m.	at Party A’s request, shall it promptly and unconditionally transfer its assets to Party A or its designated third party as permitted by PRC laws and regulations;

Exclusive Purchase Option Agreement

n.
shall strictly comply with the provisions of this Agreement, and effectively perform its obligations hereunder, and shall be prohibited from committing any act or omission which may affect the validity or enforceability of this Agreement.

3.2	Before Party A has acquired all the equity/assets of Party B by exercising the purchase option provided hereunder, each Individual Shareholder:

a.
apart from relevant provisions in each of the Equity Pledge Agreements, without Party A’s prior written consent, it shall not individually or collectively transfer, sell, mortgage or otherwise dispose of such Individual Shareholder’s Equity Interests in Party B; nor shall such Individual Shareholder places encumbrances on their Equity Interests that would affect Party A’s interest hereunder and thereunder;

b.
without Party A’s prior written consent, shall not supplement or amend the articles of association or rules of Party B in any manner, nor shall it increase or decrease its registered capital or change the shareholding structure in any manner;

c.
without Party A’s prior written consent, shall cause the Shareholders’ General Meeting not to approve for the resolutions on the dissolution, liquidation and change of legal form of Party B, its wholly owned and holding subsidiaries (including the company whose equity has consigned to Party B);

d.
shall cause the Shareholders’ General Meeting not to approve for any Profit Distribution Proposal, nor shall accept such distributed dividend without Party A’s written consent; At Party A’s request, it shall promptly approve for the Profit Distribution Proposal, and accept such distributed dividend;

e.	at Party A’s request, it shall provide Party A with all information regarding Party B’s business operation and financial condition;

f.	shall not incur or succeed to any debts or liabilities which may adversely affect its Equity Interests in Party B without Party A’s prior written consent;

g.	shall appoint, and appoint only, the candidates nominated by Party A as the directors of Party B, and shall not replace such candidates without Party A’s prior written consent;

h.	shall cause Party B’s board of directors not to approve any acquisition of, any consolidation with, or any investment in any third party without Party A’s prior written consent;

Exclusive Purchase Option Agreement

i.
shall promptly notify Party A of any pending or threatened lawsuit, arbitration or administrative dispute which involve Party B’s assets, business or incomes, and take positive measures against aforesaid lawsuits, arbitrations or administrative dispute;

j.	without Party A’s prior written consent, shall not commit any act or omission that would materially affect Party B’s assets, business or liabilities;

k.
to the extent permitted by the PRC laws and regulations, and at any time upon Party A’s request, shall promptly and unconditionally transfer their Equity Interests in Party B to Party A or a third party designated by Party, and waive their rights of first refusal with respect to such transfer;

l.	shall cause the directors of Party B approve for the resolution in respect of the Equity Transfer or Assets Transfer hereunder;

m.	shall make every efforts to cause Party B perform the obligations of Section 3.1 hereunder; and

n.
shall strictly comply with the provisions of this Agreement, and effectively perform its obligations hereunder, and shall be prohibited from committing any act or omission which may affect the validity or enforceability of this Agreement.

3.3
The Individual Shareholders shall, to the extent permitted by applicable laws, cause the business term of Party B (including any circumstance of change of business term) not shorter than that of Party A (including the circumstance of change of business term).

4.	GUARANTY OF THIS AGREEMENT

4.1	To secure the performance of the obligations assumed by the Individual Shareholders and Party B hereunder, the Parties agree to execute the Equity Pledge Agreement with respect thereto.

5.	TAXES AND FEES

5.1
The Parties shall pay, in accordance with relevant PRC laws and regulations, their respective taxes arising from Equity or Assets transfer and related registration formalities and other charges during the transactions contemplated herein and therein.

6.	ASSIGNMENT OF AGREEMENT

6.1	The Individual Shareholders, Industry Center and Party B shall not transfer their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

Exclusive Purchase Option Agreement

6.2
The Parties agree that Party A shall, at its own discretion, transfer any or all of its rights and obligations under this Agreement to any third party upon the delivery of a six (6)–day written notice to such Individual Shareholder and Party B.

7.	EVENTS OF DEFAULT

7.1
Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the legal liabilities pursuant to the applicable PRC laws and regulations.

7.2
In the event of default by Party B or Individual Shareholders, Party A shall be entitled to exercise the Pledgee’s right under the Equity Pledge Agreement in the event that Party B and Individual Shareholders commit an event of default and fail to redress such default within 60 working days upon receipt of written notification from Party A.

8.	EFFECTIVEMESS, MODIFICATION AND CANCELLATION

8.1	This Agreement shall be effective upon the execution hereof by all Parties hereto.

8.2
The modification of this Agreement shall not be effective without written agreement from Party A, Party B and the Individual Shareholders through negotiation. If the aforesaid Parties could not reach an agreement, this Agreement remains effective.

8.3
This Agreement shall not be discharged or canceled without written agreement from Party A, Party B and the Individual Shareholders through negotiation, provided Party A may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.

8.4	If Party A fails to provide the Loan in accordance with the Loan Agreement, this Agreement shall be automatically terminated.

9.	CONFIDENTIALITY

9.1
Any information, documents, data and all other materials (herein “confidential information”) arising out of the negotiation, signing, and implement of this Agreement, shall be kept in strict confidence by the Parties. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

a.	The materials that is known or may be known by the Public (but not include the materials disclosed by each party receiving the materials);

Exclusive Purchase Option Agreement

b.	The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

c.
The materials disclosed by each Party to its legal or financial consultant relating the transaction of this Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of the confidential materials by staff or employed institution of any Party shall be deemed as the disclosure of such materials by such Party, and such Party shall bear the liabilities for breaching the contract.

9.2	If this Agreement is terminated or becomes invalid or unenforceable, the validity and enforceability of Article 9 shall not be affected or impaired.

10.	FORCE MAJEURE

10.1
An event of force majeure means an event that could not be foreseen, and could not be avoided and overcome, which includes among other things, but without limitation, acts of nature (such as earthquake, flood or fire), government acts, strikes or riots.

10.2
If an event of force majeure occurs, any of the Parties who is prevented from performing its obligations under this Agreement by an event of force majeure shall notify the other Parties without delay and within fifteen (15) days of the event provide detailed information about and notarized documents evidencing the event and take appropriate means to minimize or remove the negative effects of force majeure on the other Parties, and shall not assume the liabilities for breaching this Agreement. The Parties shall keep on performing this Agreement after the event of force majeure disappears.

11.	APPLICABLE LAW AND DISPUTE RESOLUTION

11.1	Applicable Law

The execution, validity, construing and performance of this Agreement and the disputes resolution under this Agreement shall be governed by the laws and regulations of the PRC.

11.2	Dispute Resolution

The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its rules. The arbitration shall take place in Beijing and the proceedings shall be conducted in Chinese. The arbitration award shall be final conclusive and binding upon the Parties.

Exclusive Purchase Option Agreement

12.	MISCELLANEOUS

12.1	Entire Agreement

The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous oral or written agreements and understandings.

12.2	Successor

This Agreement shall bind and benefit the successor of each Party and the transferee permitted hereunder with the same rights and obligations as if the original parties hereof.

12.3	Notice

Any notice required to be given or delivered to the Parties hereunder shall be in writing and delivered to the address as indicated below or such other address or as such party may designate, in writing, from time to time. All notices shall be deemed to have been given or delivered upon by personal delivery, fax and registered mail. It shall be deemed to be delivered upon: (1) registered air mail: 5 business days after deposit in the mail; (2) personal delivery: 2 business days after transmission. If the notice is delivered by fax, it should be confirmed by original through registered air mail or personal delivery.

Party A:
Contact person: Chen Zhong
Address: 2A, Building1, No.200 of Niu Dun Road, Zhangjiang Hi-tech Zone, Shanghai, 201203
Tel: 021-50805789
Fax: 021-50802149

Party B:
Contact person: Zhang Hongwei
Address: No. 1440-6B, Hongqiao Road, Shanghai,200332
Tel: 021-50805789
Fax: 021-50802149

  The Representative designated by the Individual Shareholders
Contact person: Chen Zhong
Address: 2A, Building1, No.200 of Niu Dun Road, Zhangjiang Hi-tech Zone, Shanghai, 201203
Tel: 021-50805789
Fax: 021-50802149

Industry Center
Contact person: Zhou Kang Yong
Address:No.1440, Hongqiao Road, Shanghai
Tel: 021-50804143
Fax: 021-50804143

Exclusive Purchase Option Agreement

12.4	Copies

This Agreement is executed in five (5) originals with each of the person for signing this Agreement holding one original, and each of the originals shall be equally valid and authentic.

[Signature page follows]

Exclusive Purchase Option Agreement

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed and delivered as of the date first written above.

Party A Anhante (Beijing) Medical Technology Co., Ltd. (Seal)

Legal Representative(or Authorized Representative): ___________

Party B Shanghai Atrip Medical Technology Co., Ltd. (Seal)

Legal Representative(or Authorized Representative): ___________

The Individual Shareholders of Shanghai Atrip Medical Technology Co., Ltd.

Mr. Chen Zhong,

Ms. Yang Fang,

Shanghai Health Industry Development Center (Seal)

Legal Representative(or Authorized Representative): ___________